Exhibit 99.1

Triumph Bancorp Announces Pricing of $50 million of Fixed-to-Floating Rate Subordinated Notes

DALLAS – September 28, 2016 (GLOBE NEWSWIRE) – Triumph Bancorp, Inc. (NASDAQ: TBK) (“Triumph” or the “Company”) today announced the pricing of its public offering of $50 million aggregate principal amount of its Fixed-to-Floating Rate Subordinated Notes due 2026 (the “Notes”). The Notes will initially bear interest at 6.50% per annum, payable semi-annually in arrears, to, but excluding, September 30, 2021, and, thereafter and to, but excluding, the maturity date or earlier redemption, interest shall be payable quarterly in arrears, at an annual floating rate equal to three-month LIBOR as determined for the applicable quarterly period, plus 534.5 basis points. The Notes will be issued at a price of 100% of the principal amount thereof.

The Company intends to use the net proceeds from this offering for general corporate purposes, potential strategic acquisitions and investments in TBK Bank, SSB as regulatory capital. The offering is expected to close on September 30, 2016, subject to customary closing conditions.

Sandler O’Neill + Partners, L.P. is acting as sole book-running manager and FIG Partners, LLC is serving as co-manager for the Notes offering.

The Notes will be issued pursuant to an effective shelf registration statement (File No. 333-213169) (including base prospectus) and a preliminary prospectus supplement filed with the Securities and Exchange Commission (“SEC”) and a final prospectus supplement to be filed with the SEC. Copies of the preliminary prospectus supplement, the final prospectus supplement (when available) and accompanying base prospectus relating to the Notes can be obtained without charge by visiting the SEC’s website at www.sec.gov, or by contacting Sandler O’Neill + Partners, L.P. at 1251 Avenue of the Americas, 6th Floor, New York, New York 10020, Attn: Syndicate Operations, telephone number: 1-866-805-4128.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of those securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to their registration or qualification under the securities laws of any such state or jurisdiction.

About Triumph

Headquartered in Dallas, Texas, Triumph Bancorp, Inc. (NASDAQ: TBK) is a financial holding company with a diversified line of community banking, commercial finance and asset management activities. www.triumphbancorp.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that such statements are predictions and that actual events or results may differ materially. Triumph’s expected financial results or other plans are subject to a number of risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and the forward-looking statement disclosure contained in Triumph’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 26, 2016. Forward-looking statements speak only as of the date made and Triumph undertakes no duty to update the information.

Source: Triumph Bancorp, Inc.

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Investor Relations:

Luke Wyse

Vice President, Finance & Investor Relations

lwyse@triumphllc.com

214-365-6936

Media Contact:

Amanda Tavackoli

Vice President, Marketing & Communication

atavackoli@triumphllc.com

214-365-6930